Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made effective as of January 1, 2025 (the “Effective Date”), by and between Carisma Therapeutics Inc., a Delaware corporation, with its principal place of business being 3675 Market Street, Suite 401, Philadelphia, PA 19104 (the “Company”) and Danforth Global, Inc., a Delaware corporation, with its principal place of business being 300 5th Avenue, Waltham, MA 02451 (“Danforth Global”), on behalf of itself and Danforth Subsidiaries (as defined herein). The Company and Danforth (as defined herein) are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a publicly traded biopharmaceutical company developing a differentiated and proprietary cell therapy platform focused on engineered macrophages; and

WHEREAS, Danforth Global, through each applicable Danforth Global subsidiary that has executed an Exhibit to this Agreement (each a “Danforth Subsidiary” and collectively with Danforth Global, “Danforth”), each of which subsidiary constitutes an “Affiliate”, which, for either Party hereunder, means, for any entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity, provides outsourced corporate and clinical business functions, including, finance and accounting, human resources, pre-clinical and clinical operations and research activities, development, risk management and strategic communications; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain services set forth on the applicable Exhibits attached hereto (collectively, the "Services"); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.	Services of Consultant. Danforth will assist the Company with matters relating to the Services to be provided by Danforth’s employees or contracted agents (the “Danforth Personnel”). The Services are more fully described in the applicable Exhibits (each an “Exhibit” and collectively the “Exhibits”) attached hereto and made a part hereof. Danforth and the Company will review the Services on a monthly basis to determine appropriate staffing requirements. The Company shall have the right to request changes to Danforth Personnel at any time in writing, which will be considered in good faith and may be adjusted by Danforth in its reasonable discretion. Any additional Danforth Personnel added during the Term (as defined herein) will bill at their rate in effect at the time they are included in the provision of the Services.

2.	Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in the Exhibits (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month and not less than monthly, invoice the Company for Services rendered, and such invoice will be paid within 30 days of receipt. Any undisputed portion of the Consulting Fee or any other fee or amount payable hereunder that is not paid when due will accrue interest at the rate of one-and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, from the due date until paid. In the event any fee or other amount is unpaid after 60 days, Danforth reserves the right to pause the Services until such fee or other amount is paid. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in rates set forth in the Exhibits of up to 6%, effective January 1 of each year, beginning January 1, 2026. For the sake of clarity, there shall be no price increase effective January 1, 2025. Upon termination of this Agreement pursuant to Section 3, or expiration of the Term, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination, excepting any undisputed amounts accrued prior to such termination or expiration that remain unpaid. In addition to payment for Services, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, approved in writing in advance by the Company, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Company is responsible for any sales tax, use tax, service tax, value added tax, goods and services tax, transfer tax, excise tax, tariff, duty or any other similar tax imposed by any governmental authority arising from Danforth’s fees or furnishing by Danforth of Services to Company under this Agreement.

All Danforth invoices should be sent to [**] with a copy to [**]. All Danforth billing questions and matters should be addressed to:

Company Accounts Payable Contact:

Name:	Tom Wilton
Address:	3675 Market Street, Suite 200
Philadelphia, PA 19104
Phone:	(484) 899 - 0326
E-mail:	[**]

Payment shall be made electronically in accordance with the instructions on Danforth’s invoice. All billing inquiries should be addressed to Danforth at:

Danforth Accounting:	Accounts Payable
300 Fifth Avenue
Waltham, MA 02451
[**]

3.	Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as either Party has given notice of termination pursuant to this Section 3 (the “Term”). This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon 30 days prior written notice to the other Party; or (b) without cause upon 60 days prior written notice to the other Party upon payment of all undisputed amounts due and owing hereunder. Notwithstanding the foregoing, either Party may terminate this Agreement immediately in the event the other Party becomes insolvent, enters into liquidation, receivership, becomes subject to any form of external administration, makes a composition or arrangement with its creditors generally or takes advantage of any statute for the relief of insolvent debtors. For purposes of this Section 3, “Cause” shall include: (i) a breach of a material term of this Agreement which is not cured within 30 days of written notice of such default that describes the alleged default in reasonable detail, or (ii) the commission of any act of fraud or embezzlement as supported by reasonable evidence thereof. The provisions of Sections 6, 8, 9, 11 and 19 will survive the termination of this Agreement.

4.	Time Commitment; Compliance with Company Policies. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

5.	Place of Performance. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that is reasonably likely to allow anyone other than the Company any rights to or facilitate unauthorized disclosure of any Confidential Information (as defined below).

6.	Confidential Information; Data Protection.

6.1	All Confidential Information relating to a Party and its Affiliates shall be held in confidence by the other Party to the same extent and with at least the same degree of care as such Party protects its own confidential or proprietary information of like kind and importance, but in no event using less than a reasonable degree of care. Neither Party shall use the Confidential Information of the other Party for any purpose other than fulfilling its obligations or receiving Services under this Agreement. Neither Party shall disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other Party in any form to, or for the use or benefit of, any person or entity without the other Party’s written consent. Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its Affiliates, officers, directors, agents, permitted subcontractors and employees to the extent that such disclosure is necessary for the performance of this Agreement. Except as otherwise set forth in this Agreement, the Parties may make disclosures regarding this Agreement to their current or prospective investors, and to the extent required by applicable law. The above provisions of confidentiality shall apply until the termination of this Agreement and for a period of five (5) years after termination of this Agreement. With respect to trade secrets, the confidentiality obligations of either Party shall survive any termination of this Agreement for so long as the Confidential Information remains a trade secret under applicable law. Pursuant to the Defend Trade Secrets Act of 2016, Danforth acknowledges that Danforth will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney from whom Danforth is seeking legal advice related to the trade secret, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Danforth files a lawsuit for retaliation by Company for reporting a suspected violation of law, Danforth may disclose the trade secret to its attorney and may use the trade secret information in the court proceeding, if Danforth (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order. Notwithstanding anything to the contrary set forth in this Agreement, Danforth shall have the right to collect and analyze budget and budget- related data that does not refer to and cannot be used to identify the Company or any individual. The Company acknowledges that Danforth will be compiling aggregated, anonymized data based on this information from the Company and other Danforth clients for the purpose of enhancing the Services provided by Danforth to the Company (the “Aggregated Data”). The Company hereby grants Danforth a non-exclusive, worldwide, perpetual, royalty-free right and license, during and after the expiration of the Term, to use and distribute such Aggregated Data to improve and enhance the Services. No rights or licenses are granted except as expressly set forth herein. “Confidential Information” means any and all technical and non-technical information, including trade secrets, know-how and proprietary information, other intellectual property information, firmware, designs, schematics, techniques, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plans or financial or personnel matters relating to either party or its present or future products, sales, suppliers, customers, partners, investors or Affiliates and disclosed or otherwise supplied in confidence by either Party to the other Party. Confidential Information also includes that information communicated by one party to the other which: (i) is disclosed in a written or other tangible form pursuant to the Parties performing their obligations under this Agreement and is clearly marked with a “confidential” legend or other comparable legend, including the terms, but not the existence, of this Agreement; (ii) is disclosed orally or visually will be identified as confidential at the time of disclosure and confirmed in writing within a reasonable time; or (iii) a reasonable person would deem confidential under the context of disclosure or due to the nature of the information. Confidential Information will not include information to the extent that: (a) such information is or becomes publicly available other than through any act or omission of either Party in breach of this Agreement; (b) such information was received by the Party (“Receiving Party”), other than under an obligation of confidentiality, from a third party who had no obligation of confidentiality to the Party who disclosed the information (“Disclosing Party”); (c) such information was in the possession of the Receiving Party at the time of the disclosure or was independently developed by the Receiving Party without reliance or reference to the Confidential Information of the Disclosing Party; or (d) any applicable regulation, court order or other legal process requires the disclosure of such information, provided that, to the extent legally permissible, prior to such disclosure the Receiving Party will give notice to the Disclosing Party so that the Disclosing Party may take reasonable steps to oppose or limit such disclosure, and that the Receiving Party does not disclose any more information than necessary to comply with such legal process. The burden of proof that Confidential Information falls into any one of the above exemptions will be borne by the Party claiming such exemptions.

6.2.	For the purpose of this Agreement: (i) “Privacy Laws” means all applicable laws or regulations (including all local laws or regulations giving effect to this legislation) concerning the protection of Personal Data in the territory where the Services are being provided from time to time and in any other country, any similar or equivalent laws, regulations or rules relating to personal data about individuals. This includes, but is not limited to, the General Data Protection Regulation (EU) 2016/679 (the “EU GDPR”), the EU GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), the Data Protection Act 2018, the Privacy Act 1998, the California Consumer Privacy Act of 2018 (the “CCPA”), the California Privacy Rights Act of 2020 (the “CPRA”) and The New York Privacy Act 2021 as updated or replaced by any similar or equivalent laws from time to time. The expression “Process”, “Personal Data”, “Data Processor”, “Data Controller”, “Data Breach” and “Data Subject” shall bear the respective meaning given in the EU GDPR and similar terms shall be construed accordingly; and (ii) “Business Contact Data” means Personal Data consisting of business contact information (the names, titles and roles, business phone and facsimile numbers, business office and email addresses) of a the Company’s employees, agents, and contractors. Each Party must ensure compliance with applicable Privacy Laws at all times during the term of this Agreement. For purposes of this Agreement, the Parties agree that: (a) the Company shall be the Data Controller and Danforth shall be the Data Processor; and (b) only Business Contact Data shall be provided by the Company for processing by Danforth. The Company consents to Danforth using its Business Contact Data for contract management purposes and for such other purposes as set out in the Company’s privacy policy. In the event the Company uses any artificial intelligence tools from a service provider, the Company shall notify Danforth in the event of a data breach at the service provider and the Company shall provide Danforth with the security protocols and remediation measures undertaken by such service provider.

7.	Use of Name and Logo. The Company agrees to permit the use of its name and approved logo solely in a roster of Danforth clients, which may appear on the Danforth website and in its marketing materials.

8.	Intellectual Property.

8.1	Any intellectual property rights held by a Party as of the Effective Date or created by a Party separately from this Agreement (“Pre-Existing IPR”) will remain vested in such Party. No rights to Pre-Existing IPR are granted to the other Party except as expressly set forth in this Agreement.

8.2	Danforth agrees that all inventions, discoveries, creations, manuscripts, properties, innovations, designs, developments, apparatus, techniques, methods, and formulae that Danforth makes or develops as a result of performing the Services reimbursed hereunder, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party, but excluding Pre-Existing IPR (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. To the extent that any of the Inventions have not been developed exclusively at the expense of the Company, they do not constitute a “work made for hire” hereunder and for the avoidance of doubt such Pre-Existing IPR and any modifications or improvements thereto shall be the sole property of Danforth. In all other cases, Danforth hereby irrevocably assigns, and shall cause Danforth Personnel to irrevocably assign to Company, at the Company’s sole cost and expense, all right, title, and interest throughout the world in and to the Inventions, including all intellectual property rights therein. Danforth shall cause Danforth Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such Danforth Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Inventions. Upon the reasonable request of Company and at the Company’s sole cost and expense, Danforth shall, and shall cause Danforth Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, or record its rights in or to any Inventions.

8.3	Nothing in this Agreement will preclude Danforth from marketing, developing or using for itself or others, services or products that are the same as or similar to those provided to Company by Danforth pursuant to this Agreement.

9.	Non-Solicitation. All Danforth Personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit their services for so long as they are employees or contracted agents of Danforth and for one year thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to fifty percent (50%) of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this Agreement should the Company fail or refuse to pay the liquidated damages amount in full within 30 days following its violation. For purposes herein, “solicit” does not include broad-based recruiting efforts, including, without limitation, help wanted advertising and posting of open positions on a party’s internet site.

10.	Limited Warranty. Danforth represents and warrants that (a) it will perform Services in accordance with (i) the terms of this Agreement, and (ii) all applicable industry standards and all applicable laws, regulations, rules, published guidelines and, if applicable, generally accepted standards of good clinical practice and SOPs (collectively, the “Applicable Laws”); and (b) Danforth and Danforth Personnel or any other person used by Danforth to perform Services has not been (i) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to the United States Food, Drug and Cosmetic Act, or (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs, or excluded, debarred, suspended or otherwise made ineligible to participate in any such program. Except for any express warranties stated herein, the Services are provided on an "as is" basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services, Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements. Nonetheless, to the extent Danforth provides Services that constitute preparation of the Company’s quarterly or annual financial statements in the same or similar circumstances in which a chief financial officer or controller would do so, Danforth shall prepare such periodic financial statements in accordance with U.S. generally accepted accounting principles, but nonetheless subject to any review or audit by the Company’s independent certified public accountants. Except as otherwise set forth in this section 10, neither party makes, and each party explicitly disclaims, all other representations or warranties.

11.	Indemnification. (a) Danforth shall indemnify, defend and hold harmless the Company, its agents, officers, directors and employees (the “Company Indemnitees”) from and against any and all third party claims, losses, costs, expenses, liabilities and damages (“Claims”), in connection with or arising out of the grossly negligent or wrongful acts of Danforth or Danforth Personnel in performing the Services during the term of this Agreement, except in each case to the extent that any such Claim is caused by the Company’s gross negligence or misconduct or failure to adhere to Applicable Laws.

(b) The Company shall indemnify, defend and hold harmless Danforth and Danforth Personnel (the “Danforth Indemnitees”) from and against any and all Claims in connection with or arising out of the Company's material breach of this Agreement, except in each case to the extent that any such Claim is caused by Danforth or any Danforth Indemnitee's gross negligence, or misconduct or failure to adhere to Applicable Laws in the performance of Danforth’s obligations hereunder.

(c) As a condition to the indemnification obligations under Sections 11(a) and 11(b), the affected Company Indemnitee(s) or Danforth Indemnitee(s) shall: (a) give the indemnifying Party written notice of any Claim within ten (10) days, or such shorter time as shall be necessary to allow the indemnifying Party to respond thereto, after such Claim was served upon such indemnitee; (b) allow the indemnifying Party, at its expense, to assume the complete defense of such Claim; (c) cooperate with indemnifying Party and provide all such information to the indemnifying Party as shall be reasonably necessary for the defense (or settlement) of such Claim; and (d) shall not compromise or otherwise settle any such Claim without the prior written consent of the indemnifying Party, which consent shall not be unreasonable withheld, conditioned or delayed. The indemnifying Party shall not compromise or otherwise settle any Claim without the prior written consent of the applicable indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Except for each Party’s Indemnification obligations under Sections 11(a) and 11(b), neither the Company nor Danforth shall have any liability to any Danforth Indemnitee or Company Indemnitee, respectively, for any special, incidental, indirect, or consequential damages, including, but not limited to, loss of opportunity, loss of use, or loss of revenue or profit in connection with or arising out of the performance of this Agreement by the Company or Danforth respectively.

12.	Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company's prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from Danforth’s relationship to the Company as a consultant. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

13.	Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including, but not limited to, products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium. Danforth reserves the right to request the destruction of any records, including meeting notes, created with the Company’s AI tools and the Company agrees to provide Danforth with written confirmation of such destruction. Each Party is permitted to retain a copy of the other Party’s Confidential Information for recording keeping purposes.

14.	Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon (a) personal delivery, (b) one day after being sent via a reputable nationwide overnight courier service, (c) three days after deposit in the U.S. mail or (d) one day after sending an email if no delivery failure notification has been received. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Steven Kelly
Title:	Chief Executive Officer
Address:	3675 Market Street, Suite 401
Philadelphia, PA 19104
Phone:	(484) 899-0326
E-mail:	[**]

If to Danforth:

Title:	Contract Notice
Address:	300 5th Avenue
Waltham, MA 02451
Phone:	(857) 995-6500
E-mail:	[**]

15.	Assignment and Successors. This Agreement may not be assigned by a Party without the prior written consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party without the consent of the other Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor in interest resulting from any merger or consolidation of such Party with or into such successor or its Affiliate(s).

16.	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

17.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.	Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

19.	Governing Law. Except as may be otherwise set forth in an Exhibit, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court, unless a different venue or manner of dispute resolution is set forth in an Exhibit. In the event of any litigation in relation to this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses (including reasonable attorneys’ fees and costs) associated with such litigation upon receipt of a final, non-appealable judgment from a court of competent jurisdiction. The Parties covenant and agree that during the Term they will comply with all Laws applicable to them and their respective obligations under this Agreement.

20.	Amendments and Waivers. This Agreement and any Exhibit may be amended or supplemented only by a written instrument duly executed by each of the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party hereto sought to be bound. No failure or delay by any Party in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion will not be deemed a waiver of any other right or remedy, or a waiver on any subsequent occasion.

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

22.	Third Party Beneficiary. The Parties agree that each Danforth Subsidiary that has executed an Exhibit shall be entitled to rely upon, shall be an express third party beneficiary of, and shall be entitled to enforce the provisions of this Agreement. The Parties agree that any such Danforth Subsidiary shall be responsible for complying with all provisions of this Agreement.

23.	Fundamental Assumptions. In this regard, Company shall: (i) timely provide Danforth with all information and any other cooperation reasonably required by Danforth to deliver the Services; (ii) provide Danforth, at no charge, with the resources, consents, licenses, rights to all hardware, software and related equipment (whether or not owned by Company) that are reasonably necessary for Danforth to provide the Services; (iii) to the extent Danforth’ personnel are working at a Company site, provide such personnel with suitable office space, desks, storage, furniture, and other normal office equipment and supplies, and support, and adequate technical resources that may be necessary in connection with Danforth’s performance of the Services; (iv) make available for meetings and cooperative activities the appropriate Company personnel; and (v) perform its responsibilities as described in this Agreement and in any Exhibits (collectively, “Fundamental Assumptions”). If it is reasonably determined by Danforth that any of the Fundamental Assumptions are inaccurate or become inaccurate in any material respect and that a corresponding adjustment to the Services is necessary, (each an “Adjustment Event”), Danforth will inform Company as to its estimates of the impact of the Adjustment Event on Danforth’s ability to provide the Services in accordance with the terms of this Agreement (whether positive or negative). In such event, the Parties shall seek to establish mutually acceptable alternative arrangements and make any appropriate, corresponding adjustments to their respective obligations under this Agreement (including the Fees) through the execution of an amendment.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

DANFORTH GLOBAL, INC.		CARISMA THERAPEUTICS INC.

By:	/s/ Chris Connors	By:	/s/ Steven Kelly

Name:	Chris Connors	Name:	Steven Kelly

Title:	Chief Executive Officer	Title:	President & CEO

Date:	12/24/24	Date:	12/24/24

EXHIBIT A – DANFORTH ADVISORS

ATTACHED TO AND MADE A PART OF THAT CERTAIN MASTER SERVICES AGREEMENT DATED JANUARY 1, 2025 (THE “AGREEMENT”), BETWEEN CARISMA THERAPEUTICS INC. (THE “COMPANY”) AND DANFORTH GLOBAL, INC. (“DANFORTH”)

In the event of a conflict between the terms of the Agreement and this Exhibit A, the terms of this Exhibit A shall prevail.

1. Description of F&A and Schedule of Fees

Danforth will perform mutually agreed upon finance and accounting functions which are necessary to support the management and operations of the Company including, but not limited to, the functions set forth below:

Role	Hourly Rate (effective through 12/31/2025)	Function
Sr. Advisor	[**]	Senior Advisory
CFO/Managing Director	[**]	CFO/Advisory
Sr. Director II	[**]	Subject Matter Expert
Sr. Director	$410/hour	Principal Accounting Officer
Director	[**]	VP Finance
Sr Manager	[**]	Sr Controller/FP&A
Manager	[**]	Controller
Sr. Consultant	[**]	Asst. Controller
Consultant	[**]	Staff Accountant
Risk Management	[**]	Insurance/D&O
Tax Specialist	[**]	Tax Returns

Initial Staffing will be Natalie McAndrew, a Sr. Director, who has been interviewed and approved by the Company to serve as the Company’s Vice President of Finance and its principal financial officer and principal accounting officer. Additional personnel will be added in accordance with Section 1 of this Agreement.

Notwithstanding the foregoing, commencing on the Effective Date and continuing until June 30, 2025, Natalie McAndrew shall bill at an hourly rate of $385 per hour. Commencing July 1, 2025, Natalie McAndrew shall bill at the hourly rate set forth above.

The Company has budgeted $33,600 per month for the engagement. Danforth will notify the Company in the event the $33,600 monthly budget will likely be exceeded. Danforth will not proceed with any further Services during such month unless the Company provides written approval to proceed in excess of the $33,600 amount.

During the Term, Danforth shall notify the Company in the event any Danforth Personnel receive a promotion in role and increase in hourly rate. The Company shall have the option to either (a) retain current Danforth Personnel at the new hourly rate or (b) ask Danforth to change Danforth Personnel to maintain the original hourly rate, subject to the Company’s right to interview and approve such new Danforth Personnel.

In lieu of hourly billing, Danforth may request a retainer from the Company on terms and conditions to be mutually agreed upon between the Parties. Any such retainer will be applied to satisfy, in whole or in part, any outstanding or overdue balance due and owing under Section 2 of this Agreement. The Company will be responsible for paying any fees, costs and expenses owed to Danforth in excess of the retainer. Any excess balance shall be retained by Danforth to be applied to any outstanding balance.

2. Additional Provisions

A.	D&O Insurance. If the Company is engaging Senior Advisor or CFO roles, the Company shall specifically include and cover, as a benefit for their protection, Danforth staff serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include Danforth under the Company’s policy or does not have first dollar coverage reasonably acceptable to Danforth in effect for at least $5 million (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), Danforth may, at its option, attempt to purchase a separate D&O policy that will cover the Danforth staff only. The cost of same shall be invoiced to the Company as an out-of-pocket cash expense. If Danforth is unable to purchase such D&O insurance, then Danforth reserves the right to terminate the Agreement upon delivery of written notice. If the cost of such D&O policy procured by Danforth is not acceptable to Company, then Company reserves the right to terminate the Agreement upon delivery of written notice.

B.	Cyber Insurance. Furthermore, during the Term of this Agreement, if the Company desires that Danforth provide treasury services, the Company shall obtain and maintain a Crime and Cyber Insurance Policy that includes coverage for "Social Engineering" claims and extends coverage to Danforth.

DANFORTH ADVISORS, LLC		CARISMA THERAPEUTICS INC.

By:	/s/ Chris Connors	By:	/s/ Steven Kelly

Name:	Chris Connors	Name:	Steven Kelly

Title:	Chief Executive Officer	Title:	President & CEO

Date:	12/24/24	Date:	12/24/24

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